Exhibit 99.1

QTS Announces New $250 Million Term Loan Maturing January 15, 2026

OVERLAND PARK, KS (October 19, 2020) – QTS Realty Trust (NYSE: QTS), a leading provider of hybrid colocation and mega scale data center solutions, today announced that it has entered into a new $250 million term loan (“Term Loan D”) that will mature on January 15, 2026. When combined with QTS’ current $1.7 billion unsecured credit facility, the Term Loan D increases QTS’ aggregate unsecured credit facility capacity to $1.95 billion. Interest rates on Term Loan D can vary based on leverage levels consistent with QTS’ existing term loans. The current interest rate on Term Loan D is LIBOR plus 1.2% and includes a LIBOR floor of 25 basis points.

Term Loan D also provides for a $250 million accordion feature to increase Term Loan D up to $500 million, subject to obtaining additional loan commitments. In addition, covenants are consistent with the Company’s existing unsecured credit facility.

“We are pleased with the continued support from our lending partners in our credit facilities which provides QTS with substantial liquidity to support the continued growth across our platform,” said Jeff Berson, Chief Financial Officer – QTS. “The additional Term Loan D further strengthens QTS’ balance sheet, while increasing liquidity and extending debt maturities at attractive pricing, reflecting QTS’ strong overall credit profile.”

QTS engaged KeyBank National Association to serve as Administrative Agent and KeyBanc Capital Markets, Inc., BMO Capital Markets Corp. and PNC Capital Markets LLC as Joint Lead Arrangers and TD Securities (USA) LLC and Truist Bank as Co-Documentation Agents.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned mega scale data center space throughout North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

Investor Relations Contact

Stephen Douglas, EVP Finance

ir@qtsdatacenters.com

Media Contact

Carter B. Cromley

(703) 861-7245

carter.cromley@qtsdatacenters.com